     As filed with the Securities and Exchange Commission on August 7, 2000
                                                  Registration No. 333-78127



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     PHILADELPHIA CONSOLIDATED HOLDING CORP.
             (Exact name of Registrant as specified in its charter)


         PENNSYLVANIA                                 23-2202671
(State or other jurisdiction of         (I.R.S.  Employer Identification Number)
        incorporation)

                            ONE BALA PLAZA, SUITE 100
                              BALA CYNWYD, PA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
             NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)


                              MR. JAMES J. MAGUIRE,
                             CHIEF EXECUTIVE OFFICER
                                       OR
                         MR. CRAIG P. KELLER, SECRETARY
                            ONE BALA PLAZA, SUITE 100
                         BALA CYNWYD, PENNSYLVANIA 19004
                                 (610) 617-7900
                               FAX: (610) 617-7600
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                   COPIES TO:


                           MICHAEL M. SHERMAN, ESQUIRE
                     WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
                          1650 ARCH STREET - 22ND FLOOR
                      PHILADELPHIA, PENNSYLVANIA 19103-2097
                                 (215) 977-2236
                               FAX: (215) 977-2334


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE. WE MAY CHANGE THE
INFORMATION IN THIS PROSPECTUS. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to completion, Dated August 7, 2000



PROSPECTUS

                                 200,000 SHARES

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.

                           COMMON STOCK, NO PAR VALUE



         We may offer from time to time shares of our common stock to some or all of our non-employee insurance agents, with whom we have written agency agreements, under The Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents. The purchase price under the plan for the common stock will be 85% of the market value of the common stock on the first day of the offering period or the last day of the offering period, whichever is lower.



         For a period of two years after the first day of the offering period in which a participant purchases shares of common stock under the plan, we have the right to repurchase those shares if the participant attempts to transfer, encumber or otherwise dispose of them, or if the plan participant is no longer a party to any written agency agreement with us other than due to death or disability. If we exercise this right, the repurchase price will be equal to the lower of the purchase price that the plan participant paid for the shares or the market value of the shares at the time of repurchase.



         Our common stock is listed on the Nasdaq National Market of the Nasdaq Stock Market Inc. under the symbol PHLY. On August 4, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $16.50 per share.



         We will receive all of the proceeds of the sale of the common stock offered in this prospectus, less expenses which are estimated at $51,000.



         INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     The date of this prospectus is          , 2000.


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                                TABLE OF CONTENTS

                                                                         Page



SUMMARY...............................................................     3

RISK FACTORS..........................................................     6

THE PLAN .............................................................    11

FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION......................    16

USE OF PROCEEDS.......................................................    18

WHERE YOU CAN FIND MORE INFORMATION --
         INCORPORATION OF INFORMATION BY REFERENCE....................    18

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS............................    19

LEGAL OPINIONS........................................................    19

EXPERTS  .............................................................    19



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                                     SUMMARY



INFORMATION ABOUT OUR BUSINESS


         Philadelphia Consolidated Holding Corp. was incorporated in Pennsylvania in 1984 to serve as a holding company for its subsidiaries.


         We select and target industries and special areas of demand for insurance products in which we believe we can grow our business by developing insurance products that fill coverage needs unique to those industries and areas. Then, through our subsidiaries, we design, market and sell property and casualty insurance products that provide coverages and services that are specific to these industries and special areas of demand but that are not included in typical property and casualty policies. We use a "mixed" marketing strategy. This means that we market our insurance products to the insured, directly or through preferred agents, who are non-employee insurance agents with whom we have written agency agreements, and also accept business from independent insurance brokers.



         Our production underwriting organization consists of our marketing staff and markets our products and services. It also reviews applications against our general guidelines to determine whether the applicants meet the guidelines before the applications are submitted to the underwriters in our home office for a more detailed review. Our production underwriting organization operates from offices located across the United States and includes telemarketing staffs at our regional offices and our Philadelphia home office.


         We offer the following product lines:


         COMMERCIAL AUTOMOBILE AND EXCESS LIABILITY. We have provided commercial automobile products to the leasing and rent-a-car industries for over 35 years. We offer to the rent-a-car industry coverage for:



         -        the rent-a-car company's property;



         -        liability of the renter and the rent-a-car company; and



         -        physical damage on the rental vehicle.



         Additionally, we offer additional coverage at the rental car counter to rent-a-car customers through arrangements with a number of the largest rent-a-car companies. This additional coverage protects renters against liability for bodily injury and property damage over the amount of statutory coverage provided with the rental vehicle. This coverage also pays claims, up to the coverage limit, without regard to the renter's personal automobile insurance coverage.



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


         We also offer a full range of liability and physical damage coverages to rent-a-car companies and their customers. For the renter, we offer both liability coverage and physical damage coverage on the vehicle. For the leasing company, we offer additional coverage over the initial layer of automobile and liability insurance carried by the leasing company. This coverage protects the leasing company if there is a loss when the initial coverage for which we are primarily liable is absent or inadequate. We also offer the following products to leasing companies:



         - interim initial and physical damage coverage, which protects the leasing company before and after the vehicle is delivered to the renter;



         - coverage that guarantees a stated minimum value of the leased vehicle at the end of the lease; and



         - guaranteed asset protection coverage which protects the leasing company and renter for the difference between the leased vehicle's actual cash value and the lease or loan net value in instances where the vehicle is stolen or damaged beyond repair.



         COMMERCIAL PACKAGE. We have provided commercial package policies that combine numerous risk coverages in a single policy to several specialty markets for more than 10 years. Our customers for these policies include:



         -        non-profit and social service organizations;



         -        health and fitness organizations;



         -        private and specialty training schools;



         -        condominium/homeowner association facilities;



         -        home health care operations; and



         -        day care facilities.



         SPECIALTY LINES. We have provided professional liability insurance for approximately 10 years. We initially offered directors and officers liability coverage to nonprofit tax exempt organizations. In 1996, we also introduced a package of coverages in our Executive Safeguard(R) policy offered to public and private companies. The coverages offered in the Executive Safeguard(R) policy include:


         -        directors and officers liability;

         -        employment practices liability;



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         -        liability for employee benefits plan administrators and other persons who act for others in trust; and



         -        kidnap ransom.



         We currently are focused on broadening the target market for our professional liability insurance by expanding our production underwriting organization and introducing new products.



         During 1998, we added a variety of coverage enhancements to several of our policies, including Executive Safeguard(R) and miscellaneous professional and non-profit directors and officers liability. We also introduced two new products, accountants and dentists professional liability.



         SPECIALTY PROPERTY AND INLAND MARINE LINE. In September 1998, we introduced a new line of business with our specialty property and inland marine underwriters. These underwriters specialize in:



         - insuring large property risks for a wide range of businesses, from shopping centers to hotels; and



         - underwriting and providing marketing for all classes of inland marine insurance, concentrating on the larger segments of inland marine, including builder's risk and contractor's equipment.



         MOBILE HOMEOWNERS AND PREFERRED HOMEOWNERS LINE. In July 1999, we introduced a line of highly specialized mobile homeowners and preferred homeowners personal property and casualty insurance policies.



         Preferred homeowners are homeowners who meet stricter underwriting guidelines. We acquired this business line through a merger between one of our subsidiaries and The Jerger Company, Inc.



PRINCIPAL EXECUTIVE OFFICES



         Our principal executive offices are located at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania, 19004 (telephone number: (610) 617-7900).


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


                                  RISK FACTORS



WE HAVE THE RIGHT TO REPURCHASE SHARES FOR A PURCHASE PRICE THAT MAY BE LESS THAN THE PURCHASE PRICE THAT THE PLAN PARTICIPANT PAID FOR THE SHARES IF A PLAN PARTICIPANT ATTEMPTS TO TRANSFER, ENCUMBER OR OTHERWISE DISPOSE OF SHARES OR CEASES TO BE A PARTY TO A WRITTEN AGENCY AGREEMENT WITH US, OTHER THAN DUE TO DEATH OR DISABILITY, DURING THE TWO-YEAR RESTRICTED PERIOD.



         A plan participant may not sell, transfer, encumber or otherwise dispose of shares of common stock that the plan participant purchases under the plan for a period of two years after the first day of the offering period in which the plan participant purchased the shares. If a plan participant purchases shares under the plan, the plan participant will bear the economic risk of the investment in the common stock for the entire two-year restricted period.



         If a plan participant attempts to sell, transfer, encumber or otherwise dispose of shares during the two-year restricted period, (1) the attempted transfer will be null and void and (2) we will have the right to repurchase the shares for the lower of the market value of the shares on the date of repurchase or the actual purchase price that the participant paid for the shares.



         In addition, if a plan participant ceases to be a party to a written agency agreement with us, other than due to death or disability, we have the right to repurchase any shares that the plan participant holds that are subject to the two-year restricted period for the lower of the market value of the shares at the time of repurchase or the actual purchase price that the plan participant paid for the shares.



         If we repurchase a plan participant's shares as described above, the plan participant will forfeit all rights to the shares. In addition, if the market value of the shares on the day that we repurchase them is less than the amount that the plan participant paid for the shares, the plan participant will receive the lower amount and, as a result, will suffer an economic loss.



IF OUR INSURANCE COMPANY SUBSIDIARIES ARE UNABLE TO PAY DIVIDENDS OR MAKE LOANS TO US, DUE TO GOVERNMENT REGULATIONS THAT APPLY TO INSURANCE COMPANIES OR FOR ANY REASON, WE MAY NOT BE ABLE TO CONTINUE OUR NORMAL BUSINESS OPERATIONS.



         We are a holding company. Our principal assets currently consist of all or substantially all of the equity interests of our subsidiaries listed below:



         -        Philadelphia Indemnity Insurance Company;



         -        Philadelphia Insurance Company;



         -        Maguire Insurance Agency, Inc.;



         -        PCHC Investment Corp., a Delaware investment corporation;



         -        PCHC Financing I, a Delaware business trust;



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         -        Liberty American Insurance Group, Inc., formerly known as The
                  Jerger Company, Inc., an insurance holding company;



         -        MHIA Premium Finance Company;



         -        Mobile Homeowners Insurance Agencies, Inc.;



         - Liberty American Insurance Company, formerly known as Mobile United Property and Casualty Insurance Company, Inc.; and



         -        Mobile USA Insurance Company.



         Philadelphia Indemnity Insurance Company, Philadelphia Insurance Company, Mobile United Property and Casualty Insurance Company, Inc. and Mobile USA Insurance Company, Inc. are our insurance company subsidiaries. These insurance company subsidiaries are companies that we own that are licensed to issue insurance policies. Maguire Insurance Agency, Inc. is an underwriting manager and Mobile Homeowners Insurance Agencies, Inc. is an insurance agency that markets, underwrites and services mobile homeowners and preferred homeowners insurance policies.



         Our primary sources of funds are dividends and payments from our subsidiaries that we receive under tax allocation agreements. Government regulations that apply to insurance companies restrict the ability of our insurance company subsidiaries to pay dividends and make loans to us. The accumulated profits of these subsidiaries from which dividends may be paid totaled $82.7 million at December 31, 1999. Of this amount, these insurance company subsidiaries may pay a total of about $22.2 million of dividends in 2000 without obtaining prior approval from the department of insurance for the state in which they located. Further, creditors of any of our subsidiaries will have the right to be paid in full the amounts they are owed if a subsidiary liquidates its assets or undergoes a reorganization or other similar transaction before we will have the right to receive any distribution of assets from the subsidiary, unless we also are recognized as a creditor of the subsidiary. If we are unable to receive distributions from our subsidiaries, we may not be able to continue our normal business operations. At June 30, 2000, our subsidiaries had total liabilities, excluding liabilities owed to us, of approximately $374.8 million.



IF RATING AGENCIES DOWNGRADE THE RATINGS OF OUR INSURANCE COMPANY SUBSIDIARIES, WE WOULD NOT BE ABLE TO COMPETE AS EFFECTIVELY WITH OUR COMPETITORS AND OUR ABILITY TO SELL INSURANCE POLICIES MIGHT DECLINE; IN THAT EVENT OUR SALES AND EARNINGS WOULD BE REDUCED.



         A.M. Best Company rates our insurance company subsidiaries "A+" (Superior). According to A.M. Best Company, companies rated "A+" (Superior) have, on balance, superior financial strength, operating performance and market profile, when compared to the standards established by the A.M. Best Company, and have a very strong ability to meet their ongoing obligations to policyholders. Our insurance company subsidiaries also possess an "A" claims paying ability rating by Standard & Poor's. According to Standard & Poor's, insurers rated "A" offer good financial security for policyholders. We believe that the ratings assigned by A.M.



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Best Company and Standard & Poor's are important factors in marketing our products. If agencies downgrade our ratings in the future, it is likely that:



         - we would not be able to compete as effectively with our competitors; and



         -        our ability to sell insurance policies might decline.



If that happens, our sales and earnings would decrease.



IF OUR RESERVES FOR LOSSES AND COSTS RELATED TO ADJUSTMENT OF LOSSES ARE NOT ADEQUATE, GOVERNMENT REGULATORS MAY REQUIRE THAT WE INCREASE OUR RESERVES WHICH COULD RESULT IN REDUCTIONS IN NET INCOME AND POLICYHOLDER'S SURPLUS, AND A DOWNGRADING OF RATINGS OF OUR INSURANCE COMPANY SUBSIDIARIES THAT COULD RESULT IN DECREASED SALES.



         We establish reserves for losses and costs related to the adjustment of losses under the insurance policies we write. We determine the amount of these reserves based on our best estimate of the losses and costs we will incur on existing insurance policies. We obtain periodic reviews by an actuary firm and an annual statement of opinion from that firm on these reserves by independent actuaries. While we believe that our reserves are adequate, we base these reserves on assumptions about future events. The following factors may have a substantial impact on our future loss experience:



         -        changes in inflation;



         -        the amounts of claims settlements;



         - the manner in which we are required to structure settlement payments;



         -        legislative activity; and



         -        legislative trends.



         Actual losses and the costs we incur related to the adjustment of losses under insurance policies may be different from the amount of reserves we establish. Government regulators will require that we increase our reserves if they later determine that we understated our reserves. When we increase reserves, our net income for the period will decrease by a corresponding amount. In addition, strengthening reserves could cause a reduction in policyholders' surplus and a downgrading of the ratings of our insurance company subsidiaries. This in turn could hurt our ability to sell insurance policies.



IF WE ARE NOT ABLE TO MAINTAIN ADEQUATE REINSURANCE TO INSURE AGAINST A PORTION OF OUR RISK, WE WILL HAVE TO BEAR MORE RISK AND COULD EXPERIENCE LOSSES.



         We purchase reinsurance coverage to insure against a portion of our risk on policies we write directly. Reinsurance does not affect our direct liability to our policyholders on the



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insurance policies we write. Instead, it provides us with coverage for a portion of our obligations to pay the claims of our policyholders. If a reinsurer becomes insolvent or is unable to make payments under the terms of its reinsurance agreement with us, we will bear the losses covered by that reinsurance agreement. Depending on the amount of risk that we are unable to reinsure and the amount of claims we receive related to that risk, we could experience losses.



YEAR 2000 READINESS DISCLOSURE; DUE TO YEAR 2000 ISSUES, THERE IS A RISK OF INCREASED CLAIMS ON POLICIES WE WRITE THAT COULD RESULT IN LOSSES.



         Many computer programs written before the year 2000 used only two digits, instead of four, to identify a year in the date field. These programs were designed and developed without considering the impact of the change in the century. If not corrected, many computer applications could fail or create incorrect results on or after the Year 2000. The Year 2000 issue affects computer and information technology systems, as well as non-information technology systems that include embedded technology, such as micro-processors and micro-controllers or micro-chips, that have date sensitive programs that may not properly recognize the year 2000 or beyond.



         We issue professional liability coverage, including directors and officers liability, and commercial insurance policies that provide coverage for numerous risks. Our policy holders may claim that these policies cover losses suffered by them as a result of Year 2000 issues. We write our professional liability policies on a "claims made and reported" basis. Approximately 50% of these policies that we sold since early 1997 specifically exclude from coverage liability for Year 2000 problems. Almost all of our new or renewing professional liability policies that provide coverage effective January 1, 1999 specifically exclude coverage for Year 2000 liability. On occasion, for qualifying accounts, our underwriters may remove the exclusion after they receive and review a satisfactory additional application that provides information about the applicant's Year 2000 risks, and other underwriting information. We believe that we should not be held liable for claims arising from the Year 2000 issue under our comprehensive general liability policies. However, we cannot determine whether or to what extent courts may find liability for those claims. We could experience losses if insureds are successful in bringing large Year 2000 coverage claims against us. Additionally, we could incur significant expense to contest Year 2000 issue coverage claims, even if we prevail in our position.



CLAIMS RELATED TO CATASTROPHIC EVENTS COULD RESULT IN CATASTROPHE LOSSES THAT COULD RESULT IN LOSSES.



         It is possible that a catastrophic event could greatly increase claims under the insurance policies we write. This, in turn, could result in losses for one or more of our insurance company subsidiaries. Catastrophes may result from a variety of events or conditions, including hurricanes, windstorms, earthquakes, hail and other severe weather conditions.



         We generally try to reduce our exposure to catastrophe losses through underwriting and the purchase of catastrophe reinsurance. But, reinsurance may not be sufficient to cover our actual losses. And, a number of states from time to time have passed legislation that has had the effect of limiting the ability of insurers to manage risk, such as legislation prohibiting an insurer from withdrawing from catastrophe-prone areas. If we are unable to maintain adequate



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reinsurance or to withdraw from areas where we experience or expect significant catastrophe-related claims, we could experience significant losses.



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                                    THE PLAN

         The following is a summary of the terms and conditions of the Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents.


PURPOSE


         We established the plan in order to provide our preferred agents, as defined below, with an opportunity to acquire our common stock at a discounted purchase price. This is intended to encourage our preferred agents to own our common stock and to align their interests with those of our other shareholders.


PLAN ADMINISTRATION


         The Board of Directors of Philadelphia Consolidated Holding Corp., or any committee designated by the Board of Directors at its discretion, will administer the plan. For purposes of this prospectus, "Committee" means the committee designated to administer the plan by the Board of Directors, or the Board of Directors itself in its capacity as administrator of the plan. The Committee may hire an agent to perform custodial and record-keeping functions for the plan, such as holding record title to shares of common stock purchased by plan participants, maintaining an individual investment account for each participant and providing annual status reports to participants about their investment accounts.



         The Committee has the authority to interpret the plan, to issue rules for administering the plan and to make all other determinations necessary or appropriate for the administration of the plan, including the manner in which participants must complete subscription agreements in order to participate in the plan and limitations on numbers of shares of common stock available for purchase in any offering period.



         For additional information about the plan and/or its administration, participants may write or telephone:


                            Craig P. Keller

                            Senior Vice President, Secretary, Treasurer and Chief Financial Officer

                            Philadelphia Consolidated Holding Corp.
                            One Bala Plaza, Suite 100
                            Bala Cynwyd, PA 19004
                            (610) 617-7900


SECURITIES TO BE OFFERED


         We will offer our common stock to eligible preferred agents under the plan. A maximum of 200,000 shares of common stock is available for purchase under the plan. We will adjust this maximum number proportionately if a stock split or subdivision or stock dividend occurs.



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PREFERRED AGENTS WHO MAY PARTICIPATE IN THE PLAN


         A preferred agent will be eligible to participate in the plan during an offering period provided the preferred agent is designated by the Committee as an eligible participant for that offering period. The Committee has sole discretion to decide whether a preferred agent is eligible to participate in an offering period. However, a preferred agent will not be eligible to participate in the plan if the preferred agent is serving, or has been elected to serve, as
(1) a member of the Board of Directors, (2) Chairman or Vice Chairman of the Board of Directors, (3) President, Vice President, Secretary or Treasurer of Philadelphia Consolidated, or (4) in any other position, regardless of title, that obligates the individual to file reports under Section 16(a) of the Exchange Act.



         A "preferred agent" is an individual or entity that is both:



         -        party to a written agency agreement with us and



         - designated as a "preferred agent" by the President of Philadelphia Consolidated.






PURCHASE OF COMMON STOCK UNDER THE PLAN



         ELECTION TO PARTICIPATE IN THE PLAN. The Committee may establish one or more offering periods under the plan at any time and for any length of time the Committee determines is appropriate. The Committee will provide eligible preferred agents with notice of the dates of the offering period, the enrollment period for the offering period and any other terms or conditions that must be met in order for an eligible preferred agent to participate in the plan for that offering period. We will deliver the notice to each eligible preferred agent as soon as practicable on or after the first day of the offering period. Any eligible preferred agent may elect to participate in the plan and purchase common stock during an offering period by filing with the Committee during the enrollment period a subscription agreement that specifies either the number of shares of common stock or the dollar amount of common stock that the preferred agent wishes to purchase for that offering period. While we intend to provide each eligible preferred agent with the notice described above in this paragraph, we have no obligation or liability to any otherwise eligible preferred agent who does not receive a notice for any offering period including any obligation to allow that preferred agent to participate in the offering for that offering period.



         PURCHASE OF SHARES. Except as described below in "Revocation of Election to Participate in the plan," each participant who has properly submitted a subscription agreement for an offering period will be deemed to have purchased on the last business day of the offering period the number of shares of common stock specified in the participant's subscription agreement. The Committee will hold the shares in a special investment account for the participant until the two-year restricted period described below has passed. If we pay cash dividends on our common stock, we will distribute to each participant the cash dividends that are paid on the shares held in the participant's investment account. We will hold in the investment account any distributions that are in the nature of a stock split or distribution of stock until the shares to which the stock split or distribution relate are themselves distributed to the participant according to the plan. Shares delivered to participants under the plan will be shares that currently are held in treasury or are authorized but unissued.

         PURCHASE PRICE OF COMMON STOCK PURCHASED UNDER THE PLAN. The purchase price of shares of common stock purchased under the plan for any offering period will be an amount that is equal to the lower of 85% of the Market Value, as defined below, of the shares (1) on the first day of the offering period and (2) on the last day of the offering period.



         "Market Value" on any date means the last reported sale price of the shares reported on the Nasdaq National Market, or the closing price of the shares on such other stock exchange as the common stock may be listed, on the date in question as reported in The Wall Street Journal. If there is no closing price reported, then the "Market Value" will mean the average between the closing bid and asked prices for shares on the date in question as reported. If there are no sales reports or bid or asked quotations, as the case may be, for the date in question, the closest earlier date on which there were sales reports or bid or asked quotations will be used. If the Committee determines, in its discretion, that the valuation as described above in this paragraph does not accurately reflect the value of the shares or if the shares are not then publicly traded, the Committee will determine the Market Value of a share.



         PAYMENT OF PURCHASE PRICE. Each participant purchasing shares of common stock under the plan will elect in the participant's subscription agreement to pay for the shares to be purchased under the subscription agreement either by:



         - paying in cash on or before the last day of the offering period; or



         - having amounts specified by the participant withheld from commissions or other compensation that would otherwise have been paid to the participant during the offering period.



There is no provision in the plan for changing the manner in which payments for common stock are to be made.



         CASH ACCOUNTS. We will maintain any cash contributed by a participant for the purpose of making purchases of shares of common stock under the plan, whether through direct payment by the participant or through withholding from commissions or other amounts otherwise payable to the participant, in a non-interest bearing account for the participant until the funds are used to purchase shares. We will maintain records of the cash that each participant contributes (a participant's "Cash Account"). We have no obligation to hold these funds in a separate account for a participant, and we will not pay interest on any amounts in a participant's Cash Account. If a participant revokes the participant's election to participate in the plan for an offering period, we will pay to the participant any amounts accumulated in the participant's Cash Account for that offering period, without interest, as soon as practicable after the date of revocation. If the amount accumulated in a participant's Cash Account for an offering period is more than the amount required to purchase the number of shares for which the participant has subscribed, we will pay to the participant the excess in the participant's Cash Account over the amount used to purchase the common stock on the last day of the offering period, without interest, as soon as practicable following the last day of the offering period. Other than as described above, the plan does not provide a way for a participant to withdraw contributions that have been made under the plan.

         PARTICIPANT CONTRIBUTIONS. Participants do not contribute to the plan except as they may elect in their subscription agreements. See "Payment of Purchase Price" above.



         PURCHASE LIMITATIONS. No participant may purchase under the plan during any three consecutive calendar years shares of common stock having an aggregate value of more than $100,000. For purposes of this limitation, the value of shares of common stock purchased under the plan will be equal to their Market Value on the first day of the offering period in which they are purchased.



         REPORTS TO PARTICIPANTS. The Committee will prepare and deliver to participants annually reports on the status of participants' investment accounts.



REVOKING ELECTION TO PARTICIPATE IN THE PLAN



         A participant may revoke the participant's participation in the plan for any offering period at any time up to and including the last day of the offering period by providing us with written notice of the revocation. The participant must provide this notice in accordance with any revocation notice provisions that are then established by the Committee. In addition, if a participant fails to pay the purchase price of shares of common stock for which the participant has subscribed in full on or before the last day of the offering period, the participant will be deemed to have revoked the participant's participation for that offering period and will have no further rights to purchase shares for that offering period. If a participant revokes the participant's participation for an offering period, any cash that has been accumulated in a Cash Account for the participant for that offering period will be refunded to the participant, without interest, as soon as practicable following our receipt of notice of revocation.


TRANSFER RESTRICTIONS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN


         A participant may not transfer shares of common stock that the participant purchases under the plan for a restricted period of two years, measured from the first day of the offering period in which the participant purchases the shares. If a participant attempts to sell, transfer, make subject to any lien, or otherwise dispose of shares before the end of this restricted period, the attempted transfer, lien or other disposition will be null and void and we will have the right, but not the obligation, to repurchase the shares for the lower of the Market Value of the shares at the time of repurchase or the actual purchase price that the participant paid for the shares. The participant will forfeit all rights to those shares upon receipt of payment from us of the repurchase price.



         If a participant ceases to be a party to any written agency agreement with us for any reason other than due to death or disability, the participant will be entitled to the participant's shares of common stock that have been held beyond the two-year restricted period. We have the right, but not the obligation, within 90 days after we receive notice that a participant has ceased to be a party to any written agency agreement with us, to repurchase from the participant any shares for which the restricted period has not passed for the lower of the Market Value of the shares at the time of repurchase or the actual purchase price that the participant paid for the shares.

VOTING OF SHARES HELD IN INVESTMENT ACCOUNT


         The Agent or, if there is no Agent, the Committee will vote all of a participant's shares that are held in an investment account in accordance with the participant's instructions.


OFFERING AND PLAN ADMINISTRATION EXPENSES


         Philadelphia Consolidated will pay all of the expenses associated with the offering of shares of common stock under the plan and the administration of the plan.


TRANSFER OF STOCK CERTIFICATES


         We will distribute to each participant certificates for the shares of common stock that the participant purchased under the plan once the shares are no longer subject to the two-year restricted period, if the participant has paid the purchase price of the shares in full.


AMENDMENT AND TERMINATION OF THE PLAN


         The Board of Directors may amend the plan as it deems appropriate, from time to time, and may terminate the plan at any time, at its discretion.

                FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION



The following discussion summarizes, as of the date of this prospectus, general principles of federal income tax law applicable to the plan and the shares of common stock acquired under the plan. Participants should consult their own tax advisors concerning the tax consequences of participation in the plan and the disposition of shares acquired under the plan, since federal tax laws are subject to change, individual tax situations differ and the effect of state and local taxation may be material.



         GENERAL. The plan is not intended to qualify as a "stock purchase plan" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") nor are contributions by participants in the plan tax deductible. As a consequence, any preferred agent who participates in the plan will be subject to tax on the amount of the participant's income that is used to purchase shares under the plan (even if the income is withheld by Philadelphia Consolidated) as ordinary compensation income, and will be subject to additional amounts of ordinary compensation income attributable to the purchase of shares under the plan at a discount. In general, whenever property is purchased by an individual at a discount in connection with arrangements related to compensation for services provided by that individual, the excess of the market value over the purchase price of the property is treated as taxable compensation income (that is taxed as additional ordinary income, and not as a capital gain). This additional compensation income will generally be recognized at the time of the purchase or at the time the property purchased ceases to be subject to a substantial risk of forfeiture, whichever is later.



         Because the shares of common stock purchased under the plan are subject to a restricted period, and are subject to repurchase at the lower of the purchase price or then market value if a participant ceases to be a party to any written agency agreement with us during the restricted period, the shares should be viewed for federal income tax purposes as being subject to a substantial risk of forfeiture. As a consequence, a participant will recognize as additional compensation income the excess of the market value of the shares purchased as of the date the restricted period ends over the amount paid for the shares. For example, if a participant purchases $1,000 worth of shares under the plan during an offering period that began on July 1, 2000, and continues to be a party to a written agency agreement with us through July 1, 2002, the following tax treatment would generally apply. If the participant paid $850 through withholding from the participant's commissions during 2000, the participant's income for 2000 will include the $850, even though this amount was never paid to the participant in cash. No additional income would be recognized in 2000, absent a special "83(b) election" (described below), as a result of the purchase. If the market value of the shares purchased rises to $1,500 as of July 1, 2002, the participant will recognize additional compensation income for the taxable year 2002 equal to $650 (that is, the $1,500 market value of the shares reduced by the $850 paid for them).



         On a subsequent sale of the shares, the participant will be treated for federal income tax purposes as though the participant had purchased the shares for their market value (i.e., $1,500) on July 1, 2002. This will determine the amount of gain or loss recognized on the sale, and will also establish the beginning of the holding period applicable for purposes of determining the maximum federal capital gains rate with respect to the gain realized on a sale of the shares.

         ELECTION UNDER SECTION 83(b) OF THE CODE. A participant may make an election under Section 83(b) of the Code (an "83(b) Election") which will cause the participant to recognize immediately as of the date the purchase of shares occurs an additional amount of ordinary income equal to the excess of the market value of the shares as of that date over the price paid for them. If this election is made, the market value of the shares purchased is determined by disregarding the restrictions in the plan that otherwise cause the shares to be subject to a substantial risk of forfeiture. In addition, if the shares are repurchased, the participant will only be able to claim a loss if the repurchase is at a price below the price actually paid (that is, if the repurchase price is based on a market value for the shares that has dropped below the original discounted purchase price). If the repurchase is at the original purchase price, the participant will not be allowed any tax loss, even though income will have been recognized as a result of the 83(b) Election.



         In order to make an 83(b) Election, a participant must file the election no later than 30 days after the date the shares were purchased (that is, the last day of the offering period), by filing a written statement with the IRS office where the participant files the participant's returns, and a copy with Philadelphia Consolidated. A copy of the filing must also be included in the participant's tax return for the year of the purchase. The statement must contain: the name, address and taxpayer identification number of the taxpayer, a description of the shares purchased, the date of the purchase and the taxable year for which the election is made, the nature of the restrictions on the shares, the market value of the shares at the time of purchase, the purchase price paid for the shares and a statement indicating that copies of the election have been furnished to other persons as required. The statement must be signed and must indicate that it is made under Section 83(b) of the Code. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE ADVISABILITY OF AND PROCEDURE INVOLVED IN MAKING AN 83(b) ELECTION.



         The effect of an 83(b) Election may be illustrated as follows: Assume, as above, that a participant purchases $1,000 worth of shares under the plan with respect to an offering period that commenced on July 1, 1999. Assume that the offering period ended on December 31, 2000 (the purchase date) and the participant files an 83(b) Election within thirty days following the purchase date. Assume also that the shares were worth $1,000 as of July 1, 2000 (fixing the purchase price at $850), but rose in value to $1,100 as of December 31, 2000. The $850 which the participant paid for the shares through withholding from his commissions between July 1 and December 31, 2000 will still be included in the participant's income for 2000 even though this amount was never paid to the participant in cash. In addition, as a consequence of electing to include the bargain purchase amount in income for 2000, the participant's taxable income will be increased by $250 (the excess of the $1,100 market value of the shares purchased, over the $850 purchase price paid). If the participant continues to be a party to a written agency agreement with us until July 1, 2002 and then sells the shares for $1,500 on July 2, 2002, the participant will recognize a capital gain of $400 (the excess of the $1,500 realized on the sale over the $1,100 basis in the shares). This will be treated as a sale of property held from December 31, 2000 through July 2, 2002, and would be treated as a long-term capital gain in determining the maximum applicable federal tax rate. If, however, the participant ceases to be a preferred agent before July 1, 2002 and Philadelphia Consolidated repurchases the shares for $850 (the original purchase price), the participant will not be permitted to recognize a loss as no loss is permitted to be recognized under applicable tax rules for such a forfeiture.

                                 USE OF PROCEEDS


         We will use the net proceeds of the offering for general corporate purposes unless we state otherwise in a supplement to this prospectus.



                     WHERE YOU CAN FIND MORE INFORMATION --
                    INCORPORATION OF INFORMATION BY REFERENCE



         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following public reference rooms maintained by the SEC at:


                  Judiciary Plaza                  7 World Trade Center
                  450 Fifth Street, N.W.                 13th Floor
                  Washington, D.C.  20549         New York, New York  10048


         You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov.



         We have filed a registration statement on Form S-3 with the SEC to register the shares offered by this prospectus. This prospectus is part of the registration statement. However, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for additional information about us, our consolidated subsidiaries and the shares.



         The SEC allows us to "incorporate by reference" the information we file with them. This means that we may disclose information to you by referring you to other documents we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. In addition, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus.



         We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of common stock offered by this prospectus have been sold or de-registered:



         - the annual report on Form 10-K for the fiscal year ended December 31, 1999;



         - the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000;



         - the current report on Form 8-K filed with the SEC on March 17, 2000; and



         - the description of our common stock, no par value, that is contained in Philadelphia Consolidated Holding Corp.'s registration statement on Form 8-A/A, dated September 13, 1993, including any amendments or reports filed for the purpose of updating the description of the shares.




         You may send a written request or call us to obtain without charge a copy of the documents incorporated by reference in this prospectus. We will not send exhibits to these documents unless we specifically incorporated the exhibits by reference in this prospectus. Make your request by calling or writing to:



                    Craig P. Keller
                    Senior Vice President, Secretary, Treasurer
                      and Chief Financial Officer
                    Philadelphia Consolidated Holding Corp.
                    One Bala Plaza, Suite 100
                    Bala Cynwyd, PA 19004
                    (610) 617-7900



         You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should assume that the information in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS


         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. We have described some of these risks under "Risk Factors" in this prospectus. We have included in this prospectus and in our other filings with the SEC additional risks that may affect our future performance. You should keep in mind these risk factors and other cautionary statements in this prospectus when considering forward-looking statements.


                                 LEGAL OPINIONS


         Wolf, Block, Schorr and Solis-Cohen LLP will pass on the validity of the shares of common stock offered in this prospectus.


                                     EXPERTS


         We have incorporated by reference in this prospectus the consolidated financial statements of Philadelphia Consolidated Holding Corp. and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission
Registration Fee............................................  $ 1,393
*Accounting Fees and Expenses...............................    4,500
*Legal Fees and Expenses....................................   40,000
*Printing...................................................    3,000
*Miscellaneous..............................................    2,107

Total Expenses..............................................  $51,000
                                                              =======


--------------
* Estimated for purposes of completing the information required pursuant to this
Item 14.

         Philadelphia Consolidated will pay all fees and expenses associated with filing the Registration Statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

         Section 9 of Article IV of Philadelphia Consolidated's By-Laws provides indemnification to directors for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated), whether civil, criminal, administrative, investigative or through arbitration. Section 9 of Article IV of the By-Laws also permits Philadelphia Consolidated, by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. The provisions of Section 9 of Article IV of the By-Laws relating to the limitation of directors' liability, to indemnification and to the advancement of expenses constitute a contract between Philadelphia Consolidated and each of its directors which may be modified as to any director only with that director's consent or as otherwise specifically provided in Section 9. Any repeal or amendment of Section 9 of Article IV of the By-Laws which is adverse to any director will apply to such director only on a prospective basis, and will not reduce any limitation on the personal liability of a director of Philadelphia Consolidated, or limit the rights of an indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. No repeal or amendment of the By-Laws will affect any or all of Section 9 of Article IV so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of Philadelphia Consolidated then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.

         Section 9 of Article IV further permits Philadelphia Consolidated to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated has purchased directors' and officers' liability insurance.

         Section 3c of the Plan provides that service on the Committee constitutes, for purposes of rights to indemnification by Philadelphia Consolidated, service as a member of Board. Committee members are entitled, under Section 3c, to indemnity from Philadelphia Consolidated and limitation of liability to the fullest extent provided by applicable law, Philadelphia Consolidated's Articles of Incorporation and/or Philadelphia Consolidated's By-Laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which a Committee member is involved by reason of being or having been a member of the Committee, whether or not the Committee member continues to be a member of the Committee at the time of the action, suit or proceeding.

ITEM 17.  UNDERTAKINGS.

         (a)      The Undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in such post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits

     Exhibit No.                   Description
     -----------                   -----------

         3.1 Articles of Incorporation of Philadelphia Consolidated, as amended (incorporated by reference to Exhibit 3.1 filed with Philadelphia Consolidated's Form S-1 Registration Statement under the Securities Act of 1933 (Registration No. 33-65958)).


         4.1 Philadelphia Insurance Companies Stock Purchase Plan for Preferred Agents, As Amended and Restated Effective August 1, 2000.*



         4.2      Form of Subscription Agreement.**



         5.1 Opinion of Wolf, Block Schorr and Solis-Cohen LLP regarding the legality of the securities being registered by Philadelphia Consolidated hereby.**


         23.1 Consent of PricewaterhouseCoopers LLP related to the financial statements of Philadelphia Consolidated Holding Corp.*


         23.2     Consent of Wolf, Block Schorr and Solis-Cohen LLP (included in
                  Exhibit 5.1).**



         24.1     Powers of attorney.**



-------------------------
 *Filed electronically herewith.
**Previously filed.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Philadelphia Consolidated Holding Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Bala Cynwyd, Pennsylvania on August 7, 2000.


                                       PHILADELPHIA CONSOLIDATED HOLDING CORP.


                                       By: /s/ James J. Maguire
                                       ------------------------
                                       James J. Maguire
                                       Chairman of the Board of Directors and
                                       Chief Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 7, 2000.



Signature                                              Title
---------                                              -----
/s/ James J. Maguire                      Chairman of the Board of Directors,
----------------------------------        Chief Executive Officer and Director
James J. Maguire                          (Principal Executive Officer)

/s/ Craig P. Keller                       Senior Vice President, Secretary,
----------------------------------        Treasurer and Chief Financial
Craig P. Keller                           Officer (Principal Financial and
                                          Accounting Officer)

          *                               President, Chief Operating Officer
----------------------------------        and Director
James J. Maguire, Jr.

          *                               Executive Vice President and
----------------------------------        Director
Sean S. Sweeney

          *                               Director
----------------------------------
William J. Henrich, Jr.

          *                               Director
----------------------------------
Roger R. Larson

          *                               Director
----------------------------------
Paul R. Hertel, Jr.

          *                               Director
----------------------------------
Thomas J. McHugh

          *                               Director
----------------------------------
Michael J. Morris

          *                               Director
----------------------------------
Dirk Stuurop

          *                               Director
----------------------------------
J. Eustace Wolfington



*By: /s/   Craig P. Keller
          ----------------------------
Craig P. Keller as attorney-in-
fact pursuant to the Powers of
Attorney previously filed as
Exhibit 24.1 to this Registration
Statement

                                  EXHIBIT INDEX



    Exhibit No.                               Description                                  Method of Filing
    -----------                               -----------                                  ----------------
         3.1          Articles of Incorporation of Philadelphia Consolidated,
                      as amended (incorporated by reference to Exhibit 3.1 filed with Philadelphia Consolidated's Form S-1 Registration
                      Statement under the Securities Act of 1933 (Registration
                      No. 33-65958)).

         4.1          Philadelphia Insurance Companies Stock Purchase Plan                          *
                      for Preferred Agents As Amended and Restated Effective
                      August 1, 2000.

         4.2          Form of Subscription Agreement                                               **

         5.1          Opinion of Wolf, Block Schorr and Solis-Cohen LLP                            **
                      regarding the legality of the securities being registered
                      by Philadelphia Consolidated hereby.

        23.1          Consent of PricewaterhouseCoopers LLP related to the                          *
                      financial statements of Philadelphia Consolidated
                      Holding Corp.

        23.2          Consent of Wolf, Block Schorr and Solis-Cohen LLP                            **
                      (included in Exhibit 5.1).

        24.1          Powers of attorney.                                                          **


* Filed electronically herewith.
**Previously filed.